Exhibit 10.1

PROMISSORY NOTE
$5,000,000.00	June 30, 2008

FOR VALUE RECEIVED, on the Maturity Date, as such term is defined in Section 1.1 below, BEACON POWER CORPORATION, a Delaware corporation with its chief executive office and principal place of business presently at 65 Middlesex Road, Tyngsboro, MA 01879 ("Borrower") promises to pay to the order of MASSACHUSETTS DEVELOPMENT FINANCE AGENCY, a body politic and corporate created by Chapter 289 of The Acts of 1998 and established under Massachusetts General Laws Chapter 23G as amended, ("Lender") at its principal offices at 160 Federal Street, Boston, MA 02110, or at such other place as the holder of this note may from time to time designate in writing, the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00), or such lesser amount advanced by Lender pursuant to Section 1.1 below (the “Loan”), or so much thereof then remaining unpaid, in lawful money of the United States with interest at the rate or rates set forth below, until fully paid. Borrower further agrees to pay upon an Event of Default, as such term is defined below, all costs, including reasonable attorneys’ fees reasonably incurred in the collection of Borrower’s obligations and the defense, preservation, enforcement or protection of Lender’s rights and remedies under this Note, or in the foreclosure of any mortgage or security interest now or hereafter securing the same or in any proceedings to otherwise enforce or protect upon an Event of Default Lender’s rights and remedies under this Note or any security therefor. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed.

1.0. Funding; Term; Interest Rate; Payments.

1.1. Funding; Term.

(a) Borrower may request one (1) or more advances of up to the entire principal amount of this Note for the purchase of equipment and installation of certain tenant improvements more specifically defined in a certain Collateral Assignment of Lease Agreement of even date herewith, at the Borrower’s manufacturing facility at 65 Middlesex Road, Tyngsboro, Massachusetts (the “Premises”).

(b) Provided no Event of Default has occurred and is continuing on the date of each request for an advance, and no event or circumstance exists on such date, which with the passage time, or notice, or both would result in an Event of Default, Lender shall advance the full requested amount within ten (10) business days of the date of such request. Borrower may request one (1) or more advances, subject to availability of funds hereunder as a result of advances made pursuant to Section 1.1(a) above, and the limitation on the total aggregate advances made pursuant to this Section 1.1(b) set forth below, for the purposes of performing tenant improvements to the Premises (the “Tenant Improvements”), as more fully described on Schedule A attached to that certain Security Agreement of even or near date herewith (the “Security Agreement”), and purchasing new equipment (the “Equipment”), also as more fully described on Schedule A to the Security Agreement, to be operated and maintained at the Premises, provided that, prior to the first advance of the Loan under this Section 1.1(b), in the case of Equipment, (i) Borrower’s request for the advance is accompanied by Borrower’s invoices evidencing the purchase of the Equipment for which the advance is sought and evidence of delivery of the same to the Premises, and (ii) such advance does not exceed eighty-five percent (85%) of the invoice cost of the Equipment purchased with the funds advanced hereunder; and in the case of Tenant Improvements, Borrower’s request for the advance is accompanied by (x) architect’s and contractor’s contracts in a form reasonably satisfactory to Lender, (y) plans and specifications for the Borrower’s tenant improvements to the Premises, and (z) a budget for such improvements. Prior to the final advance for the Tenant Improvements, Borrower shall provide an unconditional certificate of occupancy for the Premises permitting the use thereof for Borrower’s intended purpose, and such other items as would customarily be required by a conventional institutional construction lender.

(c)  The term of this Note shall commence on June 30, 2008 (the “Effective Date”) and shall mature on the same date of the 84th calendar month following the Initial Funding Date (as defined below) (the “Maturity Date”). Borrower’s obligation to make payments of principal and interest under Section 1.2 commence when Lender first advances funds to Borrower in accordance with Section 1.1 (the “Initial Funding Date”).

1.2. Payments of Principal and Interest. Payments of interest only during the first twelve (12) months after the Effective Date, at the rate provided in Section 1.3 below, shall be due and payable and shall commence on the first (1st) day of the calendar month next following the Initial Funding Date (the “Payment Start Date”). Each such payment of accrued interest shall be paid in arrears. Thereafter, the then balance of the principal outstanding under this Note shall be amortized such that monthly payments of principal and interest (at the rate provided in Section 1.3 below) shall commence on the first anniversary of the Payment Start Date and shall continue on the first day of each successive month thereafter in as equal monthly installments as possible over the remaining term of this Note. No further advances of principal shall be made hereunder after the first anniversary of the Payment Start Date.

1.3. Interest Rate. So long as no Event of Default has occurred and is continuing (but subject to applicable cure or grace periods), and subject to the terms hereof, the principal outstanding hereunder from time to time shall bear interest at a fixed annual rate of six and one-half (6.50%) percent.

2.0. Default Rate. To the extent allowed by applicable law, after the occurrence of any Event of Default and during the continuation thereof (and after giving effect to any applicable grace or cure periods), after the Maturity Date, or after judgment has been rendered on this Note, all outstanding principal and unpaid interest shall bear, until paid, interest at a rate per annum equal to five (5%) percentage points greater than that which would otherwise be applicable assessed retroactive to the date that the Event of Default first occurs (the “Default Rate”).

3.0. Late Charge. If a regularly scheduled payment is five (5) business days or more late, Borrower will be charged five percent (5%) of the unpaid portion of the regularly scheduled payment or ten dollars ($10.00), whichever is greater. If Lender demands payment in writing of this Loan after the occurrence and during the continuation of an Event of Default (after giving effect to any applicable grace or cure periods), and Borrower does not pay the Loan within fifteen (15) days after Lender’s demand, Borrower will be charged five percent (5%) of the unpaid principal amount plus accrued and unpaid interest.

4.0. Expenses. Borrower further promises to pay to Lender, as incurred, and as an additional part of the unpaid principal, all costs, expenses and reasonable attorneys' fees incurred (except such as shall result from Lender’s gross negligence or willful misconduct): (a) in the protection, modification, collection, defense or enforcement of all or part of this Note or any guaranty hereof; or (b) in the foreclosure or enforcement of any mortgage or security interest which may now or hereafter secure the debt hereunder, or (c) with respect to any action reasonably taken to protect, defend, modify or sustain the lien of any such mortgage or security agreement; or (d) with respect to any litigation or controversy arising from or connected with this Note or any mortgage or security agreement or collateral which may now or hereafter secure this Note; or (e) with respect to any act during the continuance of an Event of Default to protect defend, modify, enforce or release any of its rights or remedies with regard to, or otherwise effect collection of, any collateral which may now or in the future secure this Note or with regard to or against Borrower or any endorser, guarantor or surety of this Note. Borrower also promises to pay Lender, on the date hereof, all reasonable third party costs incurred in making this loan to Borrower including without limitation Lender’s legal fees and costs, and filing fees.

5.0. Optional Prepayment. Borrower may at any time elect to prepay the unpaid amount of this Note, or any part thereof, without penalty or premium; provided, however, that, any such prepayment shall first be applied to (i) any unpaid expenses required by Section 4.0 above, then to (ii) late fees, if any are due, then to (iii) Default Rate interest, if any is due, then to (iv) regularly accrued but unpaid interest pursuant to Section 1.3 above, and then finally to (v) the principal.

6.0 Warrants. As part of the consideration in making the Loan on favorable terms and conditions, Borrower shall issue to the Lender on the date of this Note  two (2) separate warrants with identical terms entitling Lender to purchase an aggregate of 171,958 shares (85,979 shares per warrant) of voting common stock in the Borrower with an exercise price of $1.89 per share, subject to any adjustments as set forth in Section 8 of each warrant (the “Warrants”). The above description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Warrants, a copy of which has been provided to the Lender and is incorporated herein by reference.

7.0. Default. The happening of any of the following events or conditions shall constitute an “Event of Default” under this Note:

7.1. Failure to make any payment of principal or interest on any sum due under this Note within ten (10) days after the same shall be due and payable.

7.2. Failure by Borrower to observe or perform any covenant contained herein or a default or the occurrence of an event of default in any agreement between Borrower and Lender in connection herewith, including the Security Agreement and that certain Collateral Assignment of Lease Agreement (the “Collateral Assignment”) by and between Borrower and Lender of even date herewith beyond the applicable grace or cure period (or, if no such grace or cure period is specified, then beyond thirty (30) days following written notice by Lender to Borrower of the occurrence of any such default or event of default).

7.3. A material default by Borrower under that certain Lease Agreement by and between Borrower and GFI Tyngsboro, LLC ("Landlord") dated July 23, 2007, including all addenda and riders thereto (the “Lease”), such default continuing beyond the applicable cure or grace period. A “material” default as provided in this Section 7.3 shall mean any default of any covenant, term or condition of the Lease, the failure by Borrower to cure which default gives Landlord the right to terminate the Lease in accordance with the terms and conditions thereof.

7.4. The term of the Lease ends, for any reason other than what is permitted Borrower under the Lease, prior to the Maturity Date.

7.5. Any amendment to the Lease without the Lender’s prior written consent (not to be unreasonably withheld, conditioned or delayed) which has the effect of (i) terminating the Lease before the Maturity Date, (ii) defining Premises as set forth in the Lease in a manner materially adverse to the collateral securing this Note, (iii) increasing the rent due, (iv) making the rent payment terms less favorable to the Borrower, (v) materially increasing any repair obligation (vi) imposing any escalators as additional rent or (vii) amending any other financial provision of the Lease in a manner materially adverse to the Borrower,

7.6. As of the Effective Date, any representation or warranty made by Borrower herein or in any agreement executed in connection herewith, including the Security Agreement or any statement, certificate or other data furnished by Borrower in connection herewith or with such agreements, proves to have been incorrect in any material respect when made.

7.7. A judgment or judgments for the payment of money shall be rendered against Borrower in an amount, individually or in the aggregate, of at least two hundred thousand dollars ($200,000.00), and any such judgment shall remain unbonded or unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, and the Lender holds the good faith belief that such unsatisfied judgment or unstayed execution is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

7.8. Borrower shall: (a) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of any of its assets; (b) admit in writing its inability to pay its debts as they mature; (c) file or permit the filing of any petition, case arrangement, reorganization, or the like under any insolvency or bankruptcy law, or be adjudicated as a bankrupt, or make an assignment for the benefit of creditors or consent to any form or arrangement for the satisfaction, settlement or delay of debt or the appointment of a receiver for all or any part of its properties; or (d) any action shall be taken by Borrower for the purpose of effecting any of the foregoing.

7.9. An order, judgment or decree shall be entered, or a case shall be commenced, against Borrower, without its application, approval or consent by any court of competent jurisdiction, approving a petition or permitting the commencement of a case seeking reorganization or liquidation of Borrower or appointing a receiver, trustee or liquidator of Borrower, or of all or a substantial part of the assets of Borrower, and Borrower, by any act, indicates its approval thereof, consent thereto, or acquiescence therein, or such order, judgment, decree or case shall continue unstayed and in effect for any period of sixty (60) consecutive days, or an order for relief in connection therewith shall be entered.

7.10. If Borrower shall dissolve or liquidate, or be dissolved or liquidated, or cease to legally exist, or merge or consolidate, or be merged or consolidated with or into any other corporation or entity, other than (i) a merger or reorganization involving only a change in the state of incorporation of the Borrower or (ii) the acquisition by the Borrower of another business where the Borrower survives as a going concern (in the case of an event listed in (i) and (ii) above, Borrower must provide Lender with written notice of such event within less than ten (10) business days prior to the effective date thereof).

7.11. If any other indebtedness or obligation shall be accelerated, or if there exists any event of default under any instrument, document or agreement governing, evidencing or securing such other indebtedness or obligation, in any event, in an amount, individually or in the aggregate, of at least two hundred thousand dollars ($200,000.00); and any such amount remains unpaid or any such indebtedness or obligations remain accelerated or any such event of default remains uncured, in each case, for any period of thirty (30) consecutive days; and the Lender holds the good faith belief that such unpaid indebtedness or event of default is materially adverse to the condition (financial or otherwise) of the Borrower or the Lender’s collateral for this Note.

7.12. If Borrower relocates any material portion of its manufacturing operations, or any other Massachusetts-based operations financed with any portion of the Loan proceeds, from the Premises to another site outside the Commonwealth of Massachusetts, or for any reason ceases such manufacturing or other financed operations at the Premises for any reason other than (i) a default by Landlord under the Lease for a thirty (30) day period (consecutive or cumulative in any ninety (90) day period), or (ii) force majeure which prevents such manufacturing or other financed operations at the Premises for a continuous six (6) month period.

7.13. If Borrower fails to maintain at all times during the term a minimum cash balance of $1,500,000.00 in the Borrower’s principal bank depository.

7.14. If by December 31, 2008, the Borrower fails to file or cause to be filed with the Securities and Exchange Commission a Registration Statement providing for the resale of all shares received upon exercise of the Warrants then outstanding for an offering to be made by the Lender, or its permitted assignee, the Massachusetts Technology Park Collaborative (“MTPC”), and fails thereafter to use commercially reasonable efforts to both have such registration statement declared effective as soon thereafter as reasonably practicable and to maintain the effectiveness of such registration statement after it is declared effective until the earlier date of when: (i) all shares received upon exercise of the Warrants have been sold or (ii) all shares received upon exercise of the Warrants are covered by such registration statement may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144, as determined by the counsel to the Borrower pursuant to a written opinion letter to such effect, addressed and acceptable to the Borrower’s transfer agent and the affected warrant holder.

Upon and after an Event of Default, the entire unpaid balance of said indebtedness, both principal and interest, and including any other sums which may become due under this Note, shall, upon written notice from the holder and at the holder’s option, immediately become due and payable without presentment, further demand, protest, notice of protest, or other notice of dishonor of any kind, all of which are hereby expressly waived by Borrower; in addition, Lender shall have those remedies available to it under Section 8 of the Security Agreement. Notice of an Event of Default shall be provided in accordance with Section 8(a) of the Security Agreement.

8.0. Maximum Permissible Interest Rate. Borrower shall not be obligated to pay and Lender shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Lender to any civil or criminal penalties. If, because of the acceleration of maturity, the payment of interest in advance or any other reason, Borrower is required, under the provisions hereof, pursuant to the provisions of any other agreements, instruments, documents, security agreements, mortgages, financing statements, and supplements thereto and relating to the Loan, or entered into between Borrower in favor of, or with, Lender, at any time, for any purpose (the “Loan Documents”) or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate shall be applied to principal outstanding hereunder or, if received by applicable law, shall be returned to Borrower.

9.0. Source of Loan; Limited Recourse. Borrower hereby acknowledges that the Loan is being made by Lender from the Commonwealth of Massachusetts’s Emerging Technology Fund created pursuant to Section 27 of Chapter 23G of Massachusetts General Laws (the “Fund”) which is administered by Lender. In consideration of the Lender’s agreement to make the Loan, to the extent that the Borrower ever has any off-sets, defenses or claims against the Lender, its subsidiaries, affiliates, any members of the Fund’s advisory committee, parents, officers, directors, employees, agents, predecessors, successors and assigns, both present and former (collectively, the “Lender Affiliates”), the Borrower and its partners, subsidiaries, affiliates, parents, officers, directors, employees, agents, heirs, successors, assigns, and executors, (collectively, the “Obligor Parties”), agree that any recourse an Obligor Party may have against the Lender or the Lender Affiliates will be limited to the Fund for any action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever asserted or unasserted, in contract, tort, law or in equity which the Obligor Parties may have upon or against the Lender or the Lender Affiliates by reason of any matter, cause, causes or thing whatsoever including, without limitation, to any claim that relates to, in whole or in part, directly or indirectly (a) the making or administration of the Loan, including, without limitation, such claims and defenses based on mistake, usury, misrepresentation, or negligence; (b) any covenants, agreements, duties, or obligations set forth in the Loan Documents; (c) the actions or omissions of any of the Lender and/or the Lender Affiliates in connection with the initiation or continuing exercise of any right or remedy contained in the Loan Documents or at law or in equity; (d) lost profits; (e) loss of business opportunity; (f) increased financing costs; (g) increased legal or administrative fees; or (h) damages to business reputation, but excluding in each of the foregoing cases the gross negligence and willful misconduct of the Lender and/or the Lender Affiliates.

10.0. Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document(s), together with an agreement reasonably satisfactory to the Borrower to indemnify the Borrower from any loss incurred by it in connection therewith, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other document(s), Borrower will issue, in lieu thereof, a replacement Note or other document(s) in the same principal amount thereof and otherwise of like tenor.

11.0. Consent To Jurisdiction. Borrower hereby agrees that any state or local court of the Commonwealth of Massachusetts or any United States District Court for the District of Massachusetts or, at the option of Lender, any court within the Commonwealth of Massachusetts in which Lender shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy, shall have exclusive jurisdiction to hear and determine any claims or disputes between Borrower and Lender pertaining directly or indirectly to this Note or to any matter arising in connection with this Note.

12.0 Waivers. Borrower agrees that no delay or failure on the part of the holder in exercising any power, privilege, remedy, option or right hereunder shall operate as a waiver thereof or of any other power, privilege, remedy or right; nor shall any single or partial exercise of any power, privilege, remedy, option or right hereunder preclude any other or future exercise thereof or the exercise of any other power, privilege, remedy, option or right. The rights and remedies expressed herein are cumulative, and may be enforced successively, alternately, or concurrently and are not exclusive of any rights or remedies which holder may or would otherwise have under the provisions of all applicable laws, and under the provisions of all agreements between Borrower and Lender.

Borrower hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. Borrower hereby assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, and to the addition, release and/or substitution of all or any portion of any collateral now or hereafter securing this Note.

BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN AND ACCEPT THIS NOTE.

[SIGNATURES ON FOLLOWING PAGE]

This Note is executed as a sealed instrument and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

WITNESS:	BORROWER:

BEACON POWER CORPORATION

/s/ Lynn Hall	By:	/s/ James M. Spiezio
Name: James M. Spiezio
Title: Chief Financial Officer
Hereunto Duly Authorized